CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

Westinghouse Air Brake Technologies Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
FIRST: That the Board of Directors of the Corporation, at a meeting duly held, has adopted, in accordance with the provisions of Section 242(b) of the General Corporation Law of the State of Delaware, an amendment to the Restated Certificate of Incorporation of the Corporation, as amended, whereby Section 4.1 of Article FOURTH thereof is changed so that, as amended, said Section shall be and read as follows:
“4.1 Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 501,000,000 shares, consisting of:
    (a) 500,000,000 shares of Common Stock, each having a par value of one penny ($.01); and
    (b) 1,000,000 shares of Preferred Stock, each having a par value of one penny ($.01).”
SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held on November 14, 2018, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242(b) of the General Corporation Law of the State of Delaware.
[Signature Page Follows]
IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer on this 19th day of November, 2018.

By: /s/ David L. DeNinno
Name: David. L. DeNinno
Title: Executive Vice President, Secretary and General Counsel